Colmena Corp.
                           Certificate of Designation
     Preferences & Rights of Class A Non-Voting, Convertible Preferred Stock

     Colmena Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does by its president and its secretary and under its corporate seal hereby certify as follows:

FIRST: That by the certificate of incorporation duly filed in the State of Delaware, as currently amended, the Corporation is expressly authorized to issue 10,000,000 shares "designated as preferred stock, $0.001 par value, with all preferences and characteristics to be determined by the Corporation's Board of Directors on a case by case basis, prior to issuance but subject to compliance with the requirements of Sections 103, 151and 102(4) of the Delaware General Corporation Law."

SECOND: That pursuant to the authority vested in the Board of Directors by the certificate of incorporation, the board of directors by written consent in lieu of a special meeting on the 14th day of May, 2002, adopted the following resolution:

          RESOLVED, that the Board of Directors hereby creates and designates the initial series of Preferred Stock, $0.001 par value, of the Corporation designed exclusively for issuance to persons who are not and while holding such shares, may not become, "control persons" of the Corporation, as such term is used for purposes of Item 401(d) of Regulation SB promulgated by the Securities and Exchange Commission, authorizes the issuance thereof, and fixes the designation and amount thereof and the preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations or restrictions thereof as follows:

1.1  Designation and amount.

     The shares of the initial class of Preferred Stock shall be designated "Class A Non-Voting, Convertible Preferred Stock (hereinafter sometimes called "Preferred Stock"), and the number of shares which may be issued shall be 1,000,000.

1.2  Dividends.

     (A) The holders of shares of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, and as and when declared by the Board of Directors, dividends of every kind declared and paid to holders of the Corporation's Common Stock, at a rate per share one hundred times that paid per share of Common Stock.

     (B) Each such dividend shall be paid to the holders of record of shares of the Preferred Stock as they appear on the stock register of the Corporation on the last day of the month next preceding the payment date thereof.



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1.3  Conversion.

     The holders of shares of the Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation, subject to the following terms and conditions:

     (A) The shares of Preferred Stock may be converted into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock only to the extent that the aggregate of all shares of Common Stock held by the holder and any other person living with the holder under circumstances requiring aggregation of such shares for purposes of Rule 144 promulgated by the Commission (Rule 144) or for purposes of determining the existence of "Control" as defined in Rule 405 promulgated by the Commission, will, after such conversion, be less than 5% of the outstanding Common Stock;

     (B) The shares of Preferred Stock shall be convertible at the office of the transfer agent for the Preferred Stock (the "Transfer Agent"), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock.

     (C) The number of shares of Common Stock issuable upon conversion of each share of the Preferred Stock shall be equal to one hundred shares of Common Stock (the "Set Conversion Rate"), subject to adjustment from time to time in certain instances as hereinafter provided.

     (D) No fractional shares of Common Stock will be issued; rather, one fractional share per holder will be rounded up to a whole share, provided that such rounding-up is in compliance with Section 1.3(A) above.

     (E) Before any holder of shares of the Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed and dated to the Corporation with a medallion signature guarantee, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place that he elects to convey the same and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued, as well as a notarized statement confirming that the holder, together with all other persons living with the holder under circumstances requiring aggregation of such shares for purposes of Rule 144 promulgated by the Commission (Rule
          144) or for purposes of the determining the existence of "Control" as defined in Rule 405 promulgated by the Commission, will, after such conversion, hold less than 5% of the outstanding Common Stock.




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                    Colmena Corp. Certificate of Designation

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     (F)  The  Corporation  will, as soon as practicable  thereafter,  issue and deliver at said office or place to such holder of shares of the Preferred Stock certificates for the number of full shares of Common Stock to which he, she or it shall be entitled as aforesaid.

     (G) Shares of the Preferred Stock shall be deemed to have been converted as of the close of business on the date of the medallion signature guarantee on the certificate surrendered for conversion as provided above so long as it is received by the Corporation or the
          Corporation's transfer agent no later than the tenth business day thereafter, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

1.4   Adjustments

     (A) The Set Conversion Rate in effect at any time shall be subject to adjustment as follows:

          (1) The Set Conversion Rate in effect at the time of the record or effective date for the following listed events shall be proportionately adjusted so that the holder of any share of the Preferred Stock surrendered for conversation after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such share of the Preferred Stock been converted immediately prior to such time:

               (a) If the Corporation declares a dividend on its Common Stock in shares of its capital stock;

               (b) If the Corporation subdivides its outstanding shares of Common Stock;

               (c) If the Corporation combines its outstanding shares of Common Stock into a smaller number of shares; or

               (d) If the Corporation issues by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock.

          (2) Such adjustment shall be made successively whenever any event listed above shall occur.



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                    Colmena Corp. Certificate of Designation

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          (3)  In case the  Corporation  shall  issue  rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the closing price for the Corporation's Common Stock, as reported on the public stock market or securities exchange if the underlying shares of Common Stock are to be pre-registered with the Commission (the "Current Market Price"), or 50% of the Current Market Price if the underlying shares of Common Stock are to be issued without registration pursuant to exemptions from applicable securities laws restricting their transferability as provided in Commission Rule 144 (the "Current Private Placement Price"), in each case on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Set
               Conversion   Rate  shall  be  reduced  by  multiplying   the  Set
               Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchaser would purchase at such Current Market Price or Current Private Placement Price (as the case may be) and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

          (4) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus) or subscription rights or warrants (excluding those referred to in Section 1.4(A)(3) above), the Set Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Set Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.


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                    Colmena Corp. Certificate of Designation

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          (5)  All  calculations  under  this  Section  1.4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          (6) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of the Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

     (B) In the event that at any time, as a result of an adjustment made pursuant to this Section 1.4, the holder of any share of the Preferred Stock surrendered for conversation shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the foregoing subsections of this Sections 1.4 and the provisions of this
          Section 1.4 with respect to the Common Stock shall apply on like terms to any such other securities.

     (C) No adjustment in the Set Conversion Rate shall be required unless such adjustment would require a change of at least 1% in such price; provided, however, that any adjustments which by reason of this
          Section 1.4(C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (D)  Whenever the Set Conversion Rate is adjustable as herein provided:

          (1) The Corporation shall promptly file with the Transfer Agent for the Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Set Conversion Rate and showing in reasonably detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

          (2)  A notice stating that the Set  Conversion  Rate has been adjusted
               and  setting  forth  the  adjusted  Set  Conversion   Rate  shall
               forthwith be required, and as soon as practicable


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                    Colmena Corp. Certificate of Designation

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               after it is required,  such additional  notice shall be deemed to be required pursuant to this Section 1.4(D)(2) as of the opening of business on the tenth day after such mailing and shall set forth the Set Conversion Rate as adjusted at such opening of business, and upon the mailing of such additional notice no other notice need be given of any adjustment in the Set Conversion Rate occurring at or prior to such opening of business and after the time that the next preceding notice given by mailing became required.

     (E) In each of the following instances the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Preferred Stock, at least 10 days prior to the applicable record date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up:

          (1) If the Corporation shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

          (2) If the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

          (3) In the event of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

          (4)  In  the  event  of  any  reclassification  of  the  voluntary  or
               involuntary  dissolution,   liquidation  or  winding  up  of  the
               Corporation.

     (F) It is the intent of this Section 1.4 to provide only traditional antidilutive provisions for the Preferred Stock such that the rights of the holders of the Preferred Stock as provided herein are neither


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                    Colmena Corp. Certificate of Designation

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          greater than nor less than, but entirely  consistent  with, the rights of the holders of Common Stock.

1.5      Required Corporate Actions

     (A) (1) The Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

         (2) The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of all Preferred Stock.

         (3) The Corporation shall, if any shares of Common Stock required to be reserved for issuance upon conversion of Preferred Stock, require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

     (B) (1) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Preferred Stock pursuant hereto.

         (2) The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

     (C) Whenever reference is made in Sections 1.3. 1.4 or 1.5 to the issuance or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than preferred stock of any class with a fixed (absolutely or by reference to an adjustment formula) limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.


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                    Colmena Corp. Certificate of Designation

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1.6  Liquidation rights.

     In the event of any liquidation or dissolution or winding up of the Corporation, voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive liquidation benefits identical to those received by holders of any class of the Corporation's Common Stock, provided that each share of Preferred Stock shall be treated as if it were 100 shares of the Common Stock.

1.7  Voting Rights.

     The Preferred Stock shall have no voting rights.

1.8  Restrictions on Holders

     (A) No shares of the Preferred Stock may be held by any person serving as an officer or director of the Corporation.

     (B) No person holding shares of the Preferred Stock may serve in any capacity with the Corporation which would constitute such person a Control Person of the Corporation, for purposes of the Securities Act of 1933, as amended. or the Exchange Act of 1934, as amended.

THIRD: That said resolution of the Corporation's board of directors, and the creation and authorization of issuance thereby of said series of 1,000,000 shares of Preferred Stock and determination thereby of the dividend rate, liquidation preferences, voting rights and provisions in respect to conversion or exchange of said stock, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Sections 103, 151 and 102(4) of the Delaware General Corporation Law.


     In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, of said corporation, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be hereunto affixed this 15th day of May, 2002.

                                  COLMENA CORP.


                            By: /s/ Anthony Q. Joffe
                                    Anthony Q. Joffe
                                    President

                                [Corporate Seal]

                       Attest: /s/ Vanessa H. Lindsey /s/
                                   Vanessa H. Lindsey
                                   Secretary




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                    Colmena Corp. Certificate of Designation

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